Exhibit 2.4

SKY440, INC.

___________________________

CERTIFICATE OF DESIGNATION

OF CLASS B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Sky440, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority invested to the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of said Corporation, as amended, (the “Certificate of Incorporation”), and Article 5 of the Corporation’s By-Laws, as amended, (the “By-Laws”), the said Board of Directors on October 18, 2018, adopted the following resolution creating a class of ten million (10,000,000) shares of Preferred Stock designated as “Class B Convertible Preferred Stock.”

RESOLVED that, pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation and the By- Laws, a class of Preferred Stock, par value $.001 per share, of the Corporation be and hereby is created and that the designation and number of shares thereof and the voting and other powers, preferences, limitations, restrictions and relative rights thereof are as follows:

Class B Convertible Preferred Stock

1.     Designation and Amount. There shall be a class of Preferred Stock that shall be designated as “Class B Convertible Preferred Stock,” and the number of shares constituting such class shall be 10,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Class B Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.     Ranking. As to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, the Class B Convertible Preferred Stock shall rank senior to the Corporation’s Class A and Class C Convertible Preferred Stock, Common Stock, and to all other classes or class of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of a majority of the shares of Class B Stock.

3.     Dividends and Distributions. Subject to the rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Class B Convertible Preferred Stock with respect to dividends, the holders of shares of Class B Convertible Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Class B Convertible Preferred Stock thereof, shall be entitled to receive dividends, out of funds legally available therefor. Said dividends shall be payable only when as, and if declared by the Board of Directors, and shall not be cumulative.

4.     Voting Rights. The holders of shares of Class B Convertible Preferred Stock shall have the following voting rights:

(a)             The holders of shares of Class B Preferred Stock shall (i) be entitled to vote on all matters (including the election of directors) submitted to a vote or for the consent (including by written consent of the stockholders) of the stockholders of the Corporation (“Votes”), and (ii) shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation and shall be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class B Preferred Stock shall have the right to ten thousand (10,000) Votes per share of Class B Preferred Stock held of record by such holder.

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(b)              Except as required by law, holders of Class B Convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

5.     Conversion.

(a)               Right to Convert. Holders of Class B Convertible Preferred Stock shall have the right to convert any or all of their Class B Convertible Preferred Stock into 100 shares of fully paid and nonassessable shares of Common Stock for each share of Class B Convertible Preferred Stock held. In addition, holders of Class B Convertible Preferred Stock will have the right to convert, as described below, upon an initial or secondary public offering of the Common Stock by the Corporation or in the event of a change in control as defined in the Rules and Regulations of the Securities and Exchange Commission.

(b)               Mechanics of Conversion.

(i)  Any holder of Class B Convertible Preferred Stock may exercise the right to convert such shares into Common Stock by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (the “Class B Preferred Certificate”), duly endorsed or assigned in blank to the Corporation (if required by it).

(ii)  Each Class B Preferred Certificate shall be accompanied by written notice stating that such holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the “Common Certificate”) are to be issued. Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”

(iii)  As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.

(iv)  The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Price shall be that Conversion Price in effect on the Conversion Date.

(v) Upon conversion of only a portion of the number of shares covered by a Class B Preferred Certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Class B Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Class B Convertible Preferred Stock representing the unconverted portion of the Class B Preferred Certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

(c)              Conversion Fees. The Corporation shall pay all documentary, stamp or other transactional taxes (excluding income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Class B Convertible Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Class B Convertible Preferred Stock in respect of which such shares of Class B Convertible Preferred Stock are being issued.

(d)              Reservation of Stock. The Corporation shall reserve out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Class B Convertible Preferred Stock sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Class B Convertible Preferred Stock. In the event there are not sufficient shares of Common Stock available at the time of issuance to provide for the conversion of all outstanding shares of Class B Convertible Preferred Stock, the Corporation shall take whatever steps are necessary to insure that the authorized but unissued shares of Common Stock will be available as soon as practicable following any issuance of Class B Convertible Preferred Stock as provided for herein.

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(e)             Status of Common Stock. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

6.     Reacquired Shares. Any shares of Class B Convertible Preferred Stock converted or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. Upon their retirement, at the sole discretion of the Corporation, all such shares shall either be (i) permanently retired, or (ii) become authorized but unissued shares of Preferred Stock that may be reissued as part of a new series of Preferred Stock (to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein).

7.     Merger, Consolidation, Etc. Should the Corporation enter into any merger, consolidation, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then each share of Class B Convertible Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 100 shares of the Corporation’s Common Stock, into which or for which each share of Common Stock is changed or exchanged.

8.      Liquidation Rights.

(a)              Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, the holders of Class B Convertible Preferred Stock shall rank senior and prior to holders of the Corporation’s Class A Convertible Preferred Stock, holders of the Corporation’s Common Stock, and to all other classes or series of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of at least a majority of Class B Stock outstanding pursuant to Section 5(A) hereof..

(b)             In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, the sole participation to which the holders of shares of Class B Convertible Preferred Stock then outstanding shall be entitled, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, to receive, before any payment shall be made to the holders of the Corporation’s Class A Convertible Preferred Stock, Common Stock or any other class or series of stock ranking on Liquidation junior to such Class B Stock, an amount per share equal to $1.00. If upon any such Liquidation of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class B Stock the full amount to which they shall be entitled, the holders of shares of Class B Stock and any class or series of stock ranking on liquidation on a parity with the Class B Stock shall share pari passu in any distribution of the remaining assets and funds of the Corporation in proportion to the respective liquidation amounts of the Preferred Stock that would otherwise be payable to the holders of Preferred Stock with respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c)               Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 8.

9.     Certain Covenants. Any registered holder of Class B Convertible Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

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10.    Amendment. At any time that any shares of Class B Convertible Preferred Stock are outstanding, the Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Class B Convertible Preferred Stock so as to affect it adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Class B Convertible Preferred Stock, voting separately as a class.

11.    Notice to the Corporation. All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by first-class mail, postage prepaid, to the Corporation at its principal executive offices (currently located on the date of the adoption of these resolutions) at the following address: Sky440, Inc., 300 Spectrum Center Drive, Suite 400, Irvine, California 92618. Any notice to the stockholders shall me made to their address as set forth on the books and records of the Corporation.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation to be duly executed on behalf of the Corporation effective October 18, 2018.

SKY440, INC.

/s/ Robert P. Atwell

Robert P. Atwell, Chairman and CEO

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